Wendy’s/Arby’s Group Reports 2nd Quarter 2010 Results

Company Provides Updated 2010 Outlook

Wendy’s Introduces New Premium Salads

Arby’s Enhances Value Menu with Junior Deluxe Roast Beef Sandwich

International Expansion Continues with New Development Agreements in Russia and Eastern Caribbean

ATLANTA, August 12, 2010 – Wendy’s/Arby’s Group, Inc. (NYSE: WEN), the third largest quick-service restaurant company in the United States, today reported results for the second quarter ended July 4, 2010.

Roland Smith, President and Chief Executive Officer of Wendy’s/Arby’s Group, said: “We achieved 3.2% growth in adjusted EBITDA1 in the second quarter, primarily due to the continued expansion of Wendy’s® company-operated restaurant margin and by significantly reducing G&A expense.  We generated this growth despite ongoing challenges in the U.S. economy, particularly the high unemployment rate.  We continue to invest in our long-term growth opportunities including Wendy’s breakfast program, remodeling restaurants at both Arby’s® and Wendy’s, and international development.”

Consolidated Second Quarter 2010 Summary
▪
Adjusted EBITDA was $120.9 million, excluding pre-tax integration-related costs totaling $0.9 million, and increased 3.2% as compared to second quarter 2009 of $117.2 million, excluding pre-tax integration-related costs of $7.3 million.

▪	Consolidated revenues were $877.0 million as compared to second quarter 2009 revenues of $912.7 million.
▪
Net income was $10.7 million, or $0.03 per share, including net after-tax special charges of $15.2 million, or $0.03 per share.  Second quarter 2009 net income was $14.9 million, or $0.03 per share, including after-tax special charges of $12.4 million, or $0.03 per share.

Consolidated Year-to-Date 2010 Summary
▪
Adjusted EBITDA was $212.9 million, excluding pre-tax integration-related costs and non-recurring charges of $8.7 million, and increased 7.8% as compared to 2009 year-to-date adjusted EBITDA of $197.5 million, excluding pre-tax integration-related costs of $15.1 million.

▪	Consolidated revenues were $1.7 billion as compared to year-to-date 2009 revenues of $1.8 billion.
▪
Net income was $7.3 million, or $0.02 per share, including net after-tax special charges of $27.3 million, or $0.06 per share as compared to year-to-date 2009 net income of $4.0 million, or $0.01 per share, including after-tax special charges of $27.4 million, or $0.06 per share.

Wendy’s Second Quarter 2010 Brand Summary
For the second quarter 2010, Wendy’s total revenue was $607.4 million compared to revenue of $615.2 million in the second quarter a year ago, a year-over-year decrease of $7.8 million due primarily to the decline in company same-store sales.
▪	Wendy’s North America systemwide same-store sales decreased 1.7%.
▪	Wendy’s North America company-operated same-store sales decreased 2.9% and Wendy’s North America franchise same-store sales decreased 1.4%.

1 See reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results detailed on page 7.

▪
Wendy’s company-operated restaurant margin was 16.4%, compared to 15.9% in the second quarter 2009, an increase of 50 basis points.  This year-over-year improvement was offset in part by sales deleveraging as well as unfavorable commodity costs.

“At Wendy’s, we were pleased to expand restaurant margins to 16.4%, despite soft same-store sales and a 90 basis point increase in commodity costs.  Second quarter same-store sales were impacted by the weak economic environment and continued aggressive value promotions by QSR competitors,” said Smith.  “Looking ahead, we are excited about our new lineup of premium salads, which feature high quality, fresh ingredients and all-natural dressings, as well as other new products in the pipeline.

“Our July North America company-operated same-store sales were soft early in the month as we lapped the successful introduction of Boneless Wings a year ago.  Sales improved significantly since the start of national advertising for our new salads on July 19, and we anticipate our third quarter same-store sales will be positive at Wendy’s,” said Smith.  “Later this year, we will return to value messaging with new product offerings.”

Arby’s Second Quarter 2010 Brand Summary
For the second quarter 2010, Arby’s total revenue was $269.6 million compared to $297.5 million in the second quarter a year ago, a decrease of $27.9 million, which was primarily due to declines in same-store sales and 18 fewer company-operated restaurants.
▪	Arby’s North America systemwide same-store sales decreased 7.4%.
▪	Arby’s North America company-operated same-store sales declined 8.8% and North America franchise same-store sales declined 6.7%.
▪
Arby’s company-operated restaurant margin was 13.4%, compared to 14.9% in the second quarter 2009.  The year-over-year difference was due to sales deleveraging and unfavorable commodity costs, partially offset by advertising costs that were deferred until the second half of the year.

“During the second quarter, we achieved flat comparable transactions versus a year ago, which is very encouraging compared to trends over the past year,” said Smith.  “It will take some time to turn same-store sales positive, particularly in this tough economic climate.  In July, we enhanced our value proposition with the introduction of our new $1 Junior Deluxe Roast Beef sandwich supported by national media.

“Our July North America company-operated same-store sales were negative, but improved significantly after we started national advertising for our new $1 value menu sandwich on July 19, and we generated positive transactions over the last two weeks of the period.  While we anticipate Arby’s same-store sales will remain negative for the quarter, we expect sequential improvement over the previous quarter,” said Smith.  “We continue to make progress on our key priorities at Arby’s, under the leadership of our new President Hala Moddelmog, including increasing our media efficiency and advertising effectiveness.  We are also revitalizing product innovation, executing on our three-year remodel program, and validating and reintroducing our brand positioning to the consumer.”

Company Updates Financial Outlook
The Company updated its outlook and now anticipates 2010 adjusted EBITDA to decline approximately 3% to 5%, as compared to 2009 adjusted EBITDA of $411.6 million normalized for the effect of the 53rd week (2009 net income was $5.1 million).  The revised outlook for adjusted EBITDA excludes the incremental advertising of approximately $8 million to support the expansion of Wendy’s new breakfast program later this year to additional company and franchise markets.

The updated 2010 EBITDA outlook includes the following annual expectations:
▪	Flat same-store sales at Wendy’s North America company-operated restaurants.
▪	Improvement of 70 to 90 basis points in Wendy’s company-operated restaurant margin excluding the effect of the incremental breakfast advertising and the 53rd week.
▪	Negative same-store sales at Arby’s North America company-operated restaurants, but improving on a year-over-year basis.
▪	Capital expenditures of approximately $165 million, as expected.

“Our adjusted EBITDA outlook for full-year 2010 reflects lower than anticipated sales at each brand due to the challenging economic environment,” said Smith. “We are reviewing our 2011 outlook and plan to provide an update later this year.”

Company Continues International Expansion in Russia and Eastern Caribbean
The Company recently announced a major restaurant development agreement with Wenrus Restaurant Group Limited for the Russian Federation.  The agreement calls for the development of 180 dual-branded Wendy’s and Arby’s restaurants over the next 10 years.  The Company also recently announced signing an agreement for the development of 24 Wendy’s restaurants over the next 10 years in Trinidad and Tobago and eight other markets in the Eastern Caribbean.

Since the merger in September 2008, franchisees outside of North America have opened 45 new restaurants and the Company has signed development agreements for more than 400 restaurants over the next 10 years.

“International expansion represents a major long-term growth opportunity for Wendy’s/Arby’s Group and we continue to invest resources to realize this potential,” said Smith.  “We’ve made significant development progress over the past year in the Middle East, Singapore, Turkey and Russia, and we anticipate additional development agreements in other international markets.”

Second Quarter 2010 Special Expense Charges
For the second quarter 2010, the Company recorded net pre-tax special charges of approximately $24.6 million ($15.2 million after tax), including integration-related expenses, impairment charges, costs related to refinancing the senior secured credit facility and the related debt repayments, partially offset by income recognized from the collection of the Deerfield Capital Corp. note as the proceeds exceeded the carrying value of the note.

Debt Refinancing
The Company also completed a new $650 million senior secured credit facility in the second quarter 2010, which included a $150 million revolving credit facility and a $500 million term loan.  The proceeds from the new term loan were used to repay the outstanding indebtedness under the previously existing senior secured credit facility, the Wendy’s 6.25% senior notes due in 2011, and for expenses related to the new credit facility.  The Company recognized a $26.2 million loss on early extinguishment of debt.  The new credit facility allowed the Company to take advantage of the favorable credit and interest rate environment and is anticipated to reduce annual interest expense.

Stock Repurchase Program
Since the Board of Directors authorized a stock repurchase program in 2009, the Company has repurchased approximately 52 million shares of common stock for $245 million as of August 6, 2010, at an average price of $4.69 per share.  At the close of business on August 6, 2010, the Company had approximately 418 million shares of common stock outstanding.  The Company has approximately $80 million authorized and available for additional common stock repurchases as of August 6, 2010.  The current common stock repurchase program will remain in effect through January 2, 2011, and will allow the Company to make repurchases as market conditions warrant.

Management to Host Conference Call Today – August 12, 2010
Management will host a conference call with slides to discuss its financial results today (August 12, 2010) at 12:00 p.m. ET.  Hosting the call will be Roland Smith, President and Chief Executive Officer; Steve Hare, Chief Financial Officer; and John Barker, Chief Communications Officer.

The conference call can be accessed live over the phone by dialing 877-572-6014 or for international callers by dialing 281-913-8524.  A replay will be available two hours after the call and can be accessed by dialing
800-642-1687, or for international callers by dialing 706-645-9291; the conference ID for the replay is 88576117.  The replay will be available until midnight ET on Thursday, August 26, 2010.

The conference call and slides will also be webcast live from the investor relations page of the Company's website at www.wendysarbys.com.  The webcast will be archived on the Company's website at www.wendysarbys.com.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc. is the third largest quick-service restaurant company in the United States and includes Wendy’s International, Inc., the franchisor of the Wendy’s restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s restaurant system.  The combined restaurant systems include more than 10,000 restaurants in the U.S. and 24 countries and U.S. territories worldwide.

Forward-Looking Statements
This news release contains certain statements that are not historical facts, including, importantly, information concerning possible or assumed future results of operations of Wendy’s/Arby’s Group, Inc. and its subsidiaries (collectively “Wendy’s/Arby’s Group” or the “Company”).  Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; future domestic or international business development; future daypart expansion; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements.  For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.  Many important factors could affect our future results and could cause those results to differ materially from those expressed in, or implied by our forward-looking statements.  Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to: (1) changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home; (2) prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, increasing unemployment and decreasing consumer spending; (3) the ability to successfully integrate acquired businesses and to achieve related synergies, cost reductions and operational improvements; (4) cost and availability of capital; (5) cost fluctuations associated with food, supplies, energy, fuel, distribution or labor; (6) the financial condition of our franchisees, with a significant number of Arby’s franchisees and a minimal number of Wendy’s franchisees having experienced declining sales and profitability; (7) conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; (8) the availability of suitable locations and terms for the development of new restaurants; (9) adoption of new, or changes in, laws, regulations or accounting policies and practices; (10) changes in debt, equity and securities markets; (11) goodwill and long-lived asset impairments; (12) changes in the interest rate environment; and (13) other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the SEC, including those identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.  In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is used by the Company as a performance measure for benchmarking against the Company’s peers and competitors.  The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry.  The Company also uses adjusted EBITDA, which excludes integration-related expenses included within general and administrative expense, expenses for the Strategic Sourcing Group purchasing co-op and facilities relocation and corporate restructuring expenses, as an internal measure of business operating performance.  The Company believes adjusted EBITDA provides a meaningful perspective of the underlying operating performance of the Company’s current business.  EBITDA and adjusted EBITDA are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”).  Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way the Company calculates EBITDA or similarly titled financial measures and should not be considered as alternative measures of operating profit (loss) or net income (loss). Because certain income statement items needed to calculate net income vary significantly, the Company has not provided projections of net income and a reconciliation of projected adjusted EBITDA to net income.  The Company’s presentation of EBITDA and adjusted EBITDA is not intended to replace the presentation of the Company’s financial results in accordance with GAAP.

Media and Investor Contacts:
John Barker at 678-514-6900 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Consolidated Statements of Operations
Second Quarter and Six Month Periods Ended July 4, 2010 and June 28, 2009

(In Thousands Except Per Share Amounts)	Second Quarter		Six Months
(Unaudited)	2010	2009	2010	2009
Revenues:
Sales	$782,683	$816,195	$1,530,880	$1,589,438
Franchise revenues	94,338	96,492	183,588	187,233
	877,021	912,687	1,714,468	1,776,671
Costs and expenses:
Cost of sales	659,084	686,462	1,300,506	1,362,404
General and administrative	97,512	112,746	207,994	222,624
Depreciation and amortization	44,944	44,687	91,270	96,349
Impairment of long-lived assets	2,414	8,700	14,015	15,580
Facilities relocation and corporate restructuring	-	3,013	-	7,174
Other operating expense, net	404	572	1,687	2,099
	804,358	856,180	1,615,472	1,706,230
Operating profit	72,663	56,507	98,996	70,441
Interest expense	(34,389)	(31,065)	(70,667)	(53,214)
Loss on early extinguishment of debt	(26,197)	-	(26,197)	-
Investment income (expense), net	5,049	(2,793)	5,179	(4,587)
Other than temporary losses on investments	-	(789)	-	(3,916)
Other income (expense), net	1,428	1,581	2,706	(1,016)
Income before income taxes	18,554	23,441	10,017	7,708
Provision for income taxes	(7,812)	(8,549)	(2,675)	(3,740)
Net income	$10,742	$14,892	$7,342	$3,968

Basic and diluted income per share:	$0.03	$0.03	$0.02	$0.01

Number of shares used to calculate basic income per share	425,594	469,614	434,460	469,425
Number of shares used to calculate diluted income per share	426,567	471,153	435,528	471,499

	July 4, 2010	January. 3, 2010
Balance Sheet Data:	(Unaudited)	(Audited)
Cash and cash equivalents	$508,380	$591,719
Total assets	4,839,700	4,975,416
Long-term debt	1,556,623	1,500,784
Total equity	2,168,484	2,336,339

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Calculation and Comparison of EBITDA and a Reconciliation of EBITDA to Net Income

(In Thousands)	Second Quarter		Six Months
(Unaudited)	2010	2009	2010	2009
EBITDA	$120,021	$109,894	$204,281	$182,370
Depreciation and amortization	(44,944)	(44,687)	(91,270)	(96,349)
Impairment of long-lived assets	(2,414)	(8,700)	(14,015)	(15,580)
Operating profit	72,663	56,507	98,996	70,441
Interest expense	(34,389)	(31,065)	(70,667)	(53,214)
Loss on early extinguishment of debt	(26,197)	-	(26,197)	-
Investment income (expense), net	5,049	(2,793)	5,179	(4,587)
Other than temporary losses on investments	-	(789)	-	(3,916)
Other income (expense), net	1,428	1,581	2,706	(1,016)
Income before income taxes	18,554	23,441	10,017	7,708
Provision for income taxes	(7,812)	(8,549)	(2,675)	(3,740)
Net income	$10,742	$14,892	$7,342	$3,968

Reconciliation of EBITDA to Adjusted EBITDA

(In Thousands)	Second Quarter		Six Months
(Unaudited)	2010	2009	2010	2009
EBITDA	$120,021	$109,894	$204,281	$182,370
Plus: Integration costs in general and administrative (G&A)	856	4,266	3,750	7,917
SSG purchasing cooperative expense in G&A	-	-	4,900	-
Facilities relocation and corporate restructuring	-	3,013	-	7,174
Adjusted EBITDA	$120,877	$117,173	$212,931	$197,461

Adjusted EBITDA Growth %	3.2%		7.8%

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Selected Brand Financial Highlights

Wendy’s (Unaudited)	Second Quarter		Six Months
	2010	2009	2010	2009
North America systemwide same-store sales	-1.7%	-0.4%	-0.5%	0.3%

Revenues: (In Thousands)
Sales	$532,411	$539,123	$1,045,158	$1,046,126
Franchise revenues	75,023	76,055	146,990	147,293
	$607,434	$615,178	$1,192,148	$1,193,419

Restaurant margin %	16.4%	15.9%	15.9%	13.6%

Restaurant count:	Company-operated	Franchised	Systemwide
Restaurant count at April 4, 2010	1,390	5,150	6,540
Opened	3	14	17
Closed	-	(11)	(11)
(Sold)/Acquired	(2)	2	-
Restaurant count at July 4, 2010	1,391	5,155	6,546

Arby’s (Unaudited)	Second Quarter		Six Months
	2010	2009	2010	2009
North America systemwide same-store sales	-7.4%	-6.9%	-9.4%	-7.5%

Revenues: (In Thousands)
Sales	$250,272	$277,072	$485,722	$543,312
Franchise revenues	19,315	20,437	36,598	39,940
	$269,587	$297,509	$522,320	$583,252

Restaurant margin %	13.4%	14.9%	12.1%	14.6%

Restaurant count:	Company-operated	Franchised	Systemwide
Restaurant count at April 4, 2010	1,155	2,544	3,699
Opened	-	14	14
Closed	(3)	(25)	(28)
Restaurant count at July 4, 2010	1,152	2,533	3,685

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Calculation of EBITDA and a Reconciliation of EBITDA to Net Income

(In Thousands)	2009
(Unaudited)	53 weeks
EBITDA	$384,359
Depreciation and amortization	(190,251)
Impairment of long-lived assets	(82,132)
Operating profit	111,976
Interest expense	(126,708)
Investment expense, net	(3,008)
Other than temporary losses on investments	(3,916)
Other income, net	1,523
Loss from continuing operations before income taxes	(20,133)
Benefit from income taxes	23,649
Income from continuing operations	3,516
Income from discontinued operations, net of income taxes	1,546
Net income	$5,062

Reconciliation of EBITDA to Adjusted EBITDA (53 weeks) and Normalized (52 weeks) EBITDA

(In Thousands)
(Unaudited)	2009
EBITDA – 53 weeks	$384,359
Plus: Integration costs in general and administrative (G&A)	16,598
Wendy’s purchasing co-op start-up costs in G&A	15,500
Facilities relocation and corporate restructuring	11,024
Pension withdrawal expense in cost of sales	4,975
Benefit from vacation policy standardization in G&A	(3,339)
Benefit from vacation policy standardization in cost of sales	(3,925)
Adjusted EBITDA – 53 weeks	$425,192

Less:
53rd Week effect on fiscal year EBITDA	(13,600)
Normalized 52 weeks adjusted EBITDA	$411,592